Review process is progressing as anticipated
DOJ Studying Proposed Transaction with JBS

The Antitrust Division of the United States Department of Justice (DOJ) continues to review information and documents from U.S. Premium Beef, LLC (USPB) relevant to the proposed acquisition of National Beef Packing Company, LLC by JBS S.A.

“As expected, the Department of Justice is conducting a very thorough analysis of this transaction, which we appreciate,” USPB CEO Steve Hunt said. “We believe the DOJ results will confirm the benefits that can result from combining these companies.

“We continue to expect the transaction with JBS to close in the second half of calendar year 2008, subject to the satis‑

faction of requirements under the applicable antitrust laws,” Hunt added.

In other news regarding the proposed transaction with JBS, Hunt, along with Wesley Batista, CEO of North America JBS Swift and Company, testified in front of the Senate Judiciary Subcommittee on Antitrust, Competition Policy and Consumer Rights hearing on “Agricultural Consolidation and Other Related Issues” on May 7.

“This was an opportunity for us to further explain to members of the Senate the benefits of this sale, not only to our company and USPB members, but to the U.S. beef industry as a whole,” Hunt noted.w

Producers leasing delivery rights are averaging $33.90 per head grid premiums Delivery Right Leasing on Record Pace in FY 2008

USPB producers have leased a record number of delivery rights to market cattle on our grids through the first eight months of fiscal year 2008. As a result, we anticipate the availability of delivery rights for lease to be tight during the remainder of this fiscal year.

Average grid premiums for all USPB deliveries at our Kansas plants have averaged $26.04 per head during fiscal year 2008. However, deliveries of cattle against USPB facilitated leased delivery rights during the same period averaged grid premiums of $33.90 per head. These cattle graded 74.55% Choice compared to 64.20% Choice on the cattle delivered by unitholders against their own delivery rights.

USPB's policy requires delivery against 90% of delivery rights this fiscal year to avoid a non-delivery penalty. Unitholders who have met the 90% delivery requirement but have additional delivery rights they wish to lease, should call USPB at 866-877-2525 for help in leasing them.

USPB leases delivery rights to producers on a week-to-week basis. If you want to reserve delivery rights to use later this fiscal year, we suggest you contact the feedlot and/or unitholder you may have leased from in the past.w

Yield Grade levels similar to last year
Record High Quality Grades By Brian Bertelsen, Director of Field Operations

Recently, quality grades of USPB cattle have been at record high levels. The week ending March 22 set a new record of 75.11% Choice or better for all USPB cattle delivered to Kansas plants during one week. There were seven consecutive weeks that all USPB cattle delivered to Kansas plants averaged over 70% Choice or better from the end of February through early April. Since then, weekly averages have remained in the upper 60% Choice or better level. (See graph on page 2.)

  The table on page 2 shows the calendar year-to-date averages for all USPB Kansas plant cattle. Choice or better has been nearly 12 percentage points higher than the same period a year ago. Severe winter storms affected the cattle in 2007, however, current levels are still well above other years during this time.

This year’s performance is even more impressive considering that a larger than normal number of cattle have been delivered during this time. USPB cattle also had a greater percentage of steers and a lower percentage of black hided cattle than last year.

  Cattle purchased by National Beef from Kansas, Texas and Oklahoma feedlots, have increased in quality similar to USPB cattle. However, compared to industry-wide reports from USDA, USPB cattle have improved in quality grade a little more than the rest of the industry.

  The industry-wide increase in quality grade is partly to blame for the unusually low Choice/Select spread this year. However, quality grade premiums have

...continued on page 2

Senate Farm Bill Conference
Members Reject Packer Ban

On May 1, members of the Senate Farm Bill conference committee voted to remove the packer ban amendment that was being proposed for inclusion in the 2008 Farm Bill.

USPB ’s Board and management would like to thank all unitholders who contacted their Senators and Representatives to encourage them to vote against the packer ban language in the 2008 Farm Bill.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Record High Quality Grades...                    continued from page 1

actually been the highest in company history and overall total premiums are the second highest for this time period. Watch for more quality grade analysis in an upcoming UPDATE

  The average yield grade of USPB cattle is very similar to a year ago. The level of Yield Grade 4’s and 5’s have actually decreased slightly. This trend is evident in the cattle purchased on the open market and in the USDA industry-wide reports as well.

We have now been using instrument grading for a little over a month on all cattle harvested in our Kansas plants to determine “in-house” yield grades with formulas that are approved by USDA. Instrument grading is proving to be an accurate and uniform system for calling yield grades.w

Make sure the L300 form is completed accurately
Qualifying Cattle For ASV Premium

USPB members planning to deliver cattle that will qualify for the company’s $35 per head Age and Source Verified (ASV) premium are reminded that your cattle will be disqualified if you do not send an accurately completed, signed and dated National Beef L300 form with each load.

The L300 requires earliest possible birth date of any animal on the truck, an ear tag description and an accurate head count for that load. The truck driver needs to present the L300 to the employee working at the dock before unloading the cattle. If you have questions about how to accurately complete the L300 when shipping your cattle, please call our office at 866- 877-2525.w